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                                                                    EXHIBIT 99
                           AMERIGROUP, INCORPORATED

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

   The undersigned hereby appoints David D. MacMillan and Larry D. Albert as attorneys and proxies to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of AmeriGroup, Incorporated ("AGI") to be held at the offices of Waycrosse, Inc., 15407 McGinty Road West, Wayzata, Minnesota, at __:__ _.m. on ____________, May __, 1996, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of December 8, 1995 (including the Agreement and Plan of Merger attached thereto) (together, the "Reorganization Agreement"), between AGI and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, receipt of which is hereby acknowledged, under the terms of which (i) a wholly-owned subsidiary of Norwest would be merged with AGI (the "Merger"), with AGI as the surviving corporation, and (ii) each outstanding share of common stock, par value $.01 per share, of AGI would be converted into a number of shares of common stock, par value $1-2/3 per share, of Norwest in accordance with the provisions of the Reorganization Agreement; and to authorize such further action by the Board of Directors and proper officers of AGI as may be necessary or appropriate to carry out the intent and purposes of the Merger.

           FOR  [_]       AGAINST  [_]       ABSTAIN  [_]

   2. To consider and vote upon an amendment to Article X of the Certificate of Incorporation of AGI to exclude certain transactions, including the Merger, from the definition of "Purchase Event" contained therein.

           FOR  [_]       AGAINST  [_]       ABSTAIN  [_]

   3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1 and a vote "FOR" proposal 2. If no direction is supplied, the proxy will be voted "FOR" proposal 1 and "FOR" proposal 2.

   The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to such common stock, and hereby ratifies and confirms all action that said attorneys and proxies, their substitutes, or any of them, may lawfully take by virtue thereof.


                              Dated:  _______________________________, 1996.


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                              (Please sign exactly as name appears at left.)


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                              (If stock is owned by more than one person,
                              all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                  PLEASE COMPLETE, DATE, AND SIGN THIS PROXY
                   AND RETURN IT IN THE ENCLOSED ENVELOPE.